CONSENT OF INDEPENDENT AUDITORS

     We have issued our report dated March 15, 2005, except for notes 2(b), 2(e), 7, and 12 dated October 18, 2005, accompanying the financial statements included in the amended registration statement of Trycera Financial, Inc. on Form SB-2/A (File No. 333-121651) for the years ended December 31, 2004 and 2003. We hereby consent to the use of our report in the amended registration statement and to the reference to our firm under the caption "Experts" in the prospectus.


/s/ Chisholm, Bierwolf & Nilson LLC
Chisholm, Bierwolf & Nilson LLC

Bountiful, Utah
January 10, 2006